                           FIRST FEDERAL SAVINGS BANK
                            SAVINGS INVESTMENT PLAN

                       REVISED EFFECTIVE JANUARY 1, 1990




























                                                                         7/21/92

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                               TABLE OF CONTENTS



ARTICLE I - INTRODUCTION AND PURPOSE                          1

ARTICLE II - DEFINITIONS                                      2

ARTICLE III - COVERAGE UNDER THE PLAN

        A.   PARTICIPATION                                    9
        B.   TRANSFER IN EMPLOYMENT STATUS                    9
        C.   TERMINATION AND REEMPLOYMENT                    10


ARTICLE IV - ACCOUNTS AND CONTRIBUTIONS


        A.   ACCOUNTS                                        11
        B.   CONTRIBUTIONS                                   11
        C.   CHANGES IN CONTRIBUTIONS                        19
        D.   ROLLOVER CONTRIBUTIONS                          19
        E.   LIMITATIONS                                     20
        F.   RESTORATION PROCEDURES                          22


ARTICLE V - INVESTMENT AND ALLOCATIONS


        A.   INVESTMENT OF ACCOUNTS                          24
        B.   ALLOCATION OF INCOME OR LOSS                    24
        C.   SUBFUNDS                                        24


ARTICLE VI - VESTING AND DISTRIBUTIONS

        A.   VESTING                                         27
        B.   DISTRIBUTIONS                                   28


ARTICLE VII - ADMINISTRATION AND NAMED FIDUCIARY

        A.   PLAN ADMINISTRATION                             36
        B.   NAMED FIDUCIARY, ADMINISTRATOR
             AND SERVICE OF LEGAL PROCESS                    38

ARTICLE VIII - TRUST AGREEMENT                               39

ARTICLE IX - AMENDMENT, TERMINATION, MERGER

        A.   AMENDMENT                                       40
        B.   TERMINATION                                     41
        C.   MERGER, CONSOLIDATION OR TRANSFER OF
             ASSETS TO OTHER PLANS                           41



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ARTICLE X - MISCELLANEOUS PROVISIONS

        A.   BENEFITS NOT ASSIGNABLE                         42
        B.   CONDITIONS OF EMPLOYMENT NOT AFFECTED BY PLAN   42
        C.   BENEFICIARIES                                   42
        D.   FACILITY OF BENEFIT PAYMENT                     44
        E.   APPEALS PROCEDURE                               44
        F.   GENDER                                          46
        G.   TOP HEAVY PROVISIONS                            46
        H.   APPLICABLE LAW                                  48

                                   ARTICLE I
                            INTRODUCTION AND PURPOSE

     First Federal Savings of LaCrosse adopted the First Federal Savings of LaCrosse Savings Investment Plan (the "Plan") for its eligible Employees effective January 1, 1987.

     Effective January 1, 1990, the Plan is amended and restated as set forth herein and is renamed the First Federal Savings Bank Savings Investment Plan.

     The purpose of the plan is to promote the well-being of eligible Employees by making available the advantages of Section 401(k) and certain other Sections of the Internal Revenue Code.

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                                   ARTICLE II
                                  DEFINITIONS

     As herein used:

     (1) "Account" shall mean the aggregate of all records maintained by the Plan Administrator for purposes of determining a Participant's or Beneficiary's interest in the Trust Fund and shall include the Pre-Tax Contribution Account, Company Contribution Account, Profit Sharing Account, Loan Account, and Rollover Account.

     (2) "Accumulated Net Earnings" shall mean Annual Net Earnings from Plan Years prior to the Plan Year for which Annual Net Earnings are determined under Subsection (4) below.

     (3) "Annual Addition" shall mean the addition to a Participant's account as described in Article IV.E.2.

     (4) "Annual Net Earnings" shall mean the net earnings of the Employer before provisions for federal and state income taxes and before any contribution to the Trust Fund, as determined by the Employer using generally accepted accounting principles consistently applied throughout the period involved.

     (5) "Beneficiary" shall mean the person or persons, who, in accordance with the Participant's written nomination of Beneficiary filed with the Plan Administrator, is entitled to receive any amount of benefit in case of the Participant's death.

     (6) "Board" or "Board of Directors" shall mean the Board of Directors of the Employer, and includes any executive committee thereof authorized to act for such body.

     (7) "Code" shall mean the Internal Revenue Code of 1986, as heretofore or hereafter amended or supplemented, or as superseded by laws of similar effect, together with regulations and rulings issued pursuant thereto.

     (8) "Committee" shall mean the Committee appointed to administer the Plan pursuant to Article VII.

     (9) "Company" shall mean First Federal Savings Bank or it's parent, First Federal Capital Corp.

     (10) "Company Contribution Account" shall mean that portion of a Participant's Account established under Article IV.A. to which is credited a Participant's allocations of Company Matching Contributions made under Article IV.B.2.b, and as adjusted by such amounts properly credited or debited to it under Article V.B.

     (11) "Compensation" shall mean for any Plan Year the total of all remuneration paid to the Participant by the Employer during such Plan Year. Compensation shall include all basic salary, overtime pay, commissions, discretionary bonuses, incentive compensation, amounts contributed by the Employer to the Participant's Pre-Tax Contribution Account, and amounts contributed to a Code Section 125 plan and/or a Code Section 403(b) plan. Compensation shall exclude reimbursement for expenses or special allowances. Compensation shall exclude any income or gains resulting from transactions involving stock options of the Employer. Compensation shall also exclude remuneration paid by the Employer to an Employee for any portions of the Plan Year during which the Employee was not a Participant, or remuneration paid to a Participant for any Plan Year which is in excess of a limit of $200,000 as established and adjusted from time to time pursuant to Section 401(a)(17) of the Code.

     (12) "Disability" shall mean any sickness, accident or other disability which, in the opinion of the Plan Administrator or a doctor of medicine selected by the Plan Administrator, substantially prevents the performance and discharge of duties of customary employment and which condition is likely to be permanent. Disability shall be deemed to have occurred on the date of delivery to the Plan Administrator of satisfactory proof of such Disability.

     (13) "Early Retirement Date" shall mean any date an Employee severs all employment with the Employer following attainment of age 55.

     (14) "Effective Date" of the Plan shall mean January 1, 1987. The effective date of this amendment and restatement shall mean January 1, 1990.

     (15) "Employee" shall mean a person who is in the employment of the Employer.

     (16) "Employer" shall mean First Federal Savings Bank, or any successor thereto as may expressly adopt this Plan and agree in writing to continue the Plan. Employer shall also include any subsidiary or affiliate of First Federal Savings Bank which adopts the Plan with the approval of the Board.

     (17) "Forfeitures" shall mean those amounts of a Participant's Profit Sharing Account forfeited under the provisions of Article VI.A and allocated pursuant to Article VI.A.

     (18) "Hour(s) of Service" shall mean:

          (a) Each hour for which an Employee is directly or indirectly paid or entitled to payment by the Employer for the performance of duties. These hours shall be credited to the Employee for the computation period or periods in which the duties are performed; and

          (b) Each hour (up to a maximum of 501 hours for any one continuous period) for which an Employee is directly or indirectly paid or entitled to payment by the Employer for reasons (such as vacation, sickness or disability) other than for the performance of duties. These hours shall be credited to the Employee for the computation period or periods in which payment is made or amounts payable to the Employee become due; and

          (c) Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer. These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment was made.

          With respect to paragraphs (b) and (c) above, no credit shall be given:

          (i) On account of payments made or due under a plan maintained solely for the purpose of complying with applicable workers' compensation, unemployment compensation or disability insurance laws; or

          (ii) For payments which solely reimburse an Employee for medical or medically related expenses incurred by the Employee.

          Hours of Service shall be credited for any customary period of work, based on a full-time work schedule or pro rata portion thereof, during which the Employee has been or may be on authorized leave of absence.

          A Participant's absence from service by reasons of leave of absence authorized by the Employer in writing because of illness, military service, or for any other reason, will not terminate the Participant's service, provided he returns to active employment with the Employer within the time specified in his leave, or if not specified therein, within the time which accords with the Employer's policy with respect to permitted absences. If the

Participant does not return to active employment with the Employer within the time hereinabove prescribed, his employment will be considered terminated, for all purposes of the Plan, as of the date on which his leave began except as provided in Article II(22); provided, however, that nothing in this section shall be applied to deny a benefit to a Participant under the applicable provisions of the Plan while on authorized leave of absence, provided he is otherwise eligible therefor.

          The Participant's absence from service because of engagement in military service will be considered a leave of absence granted by the Employer and will not terminate his service if he returns to active employment within the period of time during which he has re-employment rights under any applicable federal law.

          Notwithstanding the foregoing provisions of this Article II(17), the number of Hours of Service a person completes while, although not employed with the Employer, he is considered to be a "leased employee" of the Employer or of a "related person" within the meaning of sections 414(n)(2) and 144(a)(3), respectively, of the Code, shall also be taken into account.

          In determining Hours of Service, the rules contained in paragraphs (b) and (c) of Regulation 2530.200b-2 issued by the Department of Labor are incorporated herein by reference and shall be applied in a uniform and nondiscriminatory manner.

     (19) "Key Employee" shall mean an Employee or former Employee as defined in Article X.G.2.

     (20) "Loan Account" shall mean an account established in accordance with the provisions of Article VI.B.4.

     (21) "Net Compensation" shall mean the Compensation of an Employee reduced by any Employer contributions to a Participant's Pre-Tax Contribution Account.

     (22) "Normal Retirement Date" shall mean the date an Employee attains age 65 and completes 5 Years of Eligibility Service.

     (23) "One Year Break in Service" shall mean a Plan Year during which an Employee has less than 501 Hours of Service.

          If a Participant begins an absence for maternity or paternity reasons after December 31, 1984, such Participant will be credited with up to 501 Hours of Service either in the Plan Year such absence began or in the following Plan
Year, whichever is appropriate to prevent the occurrence of a One Year Break in Service. An absence from work for maternity or paternity reasons means an absence due to (1) the pregnancy of the Participant, (2) the birth of a child of the Participant, (3) the placement of a child in connection with the adoption of the child by the Participant, or (4) caring for such child immediately following the birth or placement for adoption.

     (24) "Participant" shall mean an Employee who becomes a participant in the Plan as provided in Article III.A.

     (25) "Plan" shall mean the First Federal Savings Bank Savings Investment Plan as herein set forth or as from time to time amended.

     (26) "Plan Administrator" shall mean the Employer or the person or persons designated and charged with administrative responsibilities pursuant to
Article VII.

     (27) "Plan Year" shall mean a twelve month period beginning on January 1 and ending on the following December 31.

     (28) "Pre-Tax Contribution Account" shall mean that portion of a Participant's Account established under Article IV.A to which is credited a Participant's allocations of Employer contributions made under Article IV.B.1, and as adjusted by such amounts properly credited or debited to it under
Article V.B.

     (29) "Profit Sharing Account" shall mean that portion of a Participant's Account established under Article IV.A. to which is credited a Participant's allocations of Profit Sharing contributions made under Article IV.B.2.c., and as adjusted by such amounts properly credited or debited to it under Article V.B.

     (30) "Qualifying Employer Securities" shall mean those securities of the Employer permitted to be held as a Plan investment pursuant to and or defined by the Retirement Act, the Code or regulations issued thereunder.

     (31) "Retirement Act" or "Act" shall mean those provisions of the Employee Retirement Income Security Act of 1974, as may hereafter be amended or supplemented, or as superseded by laws of similar effect, together with regulations promulgated pursuant thereto.

     (32) "Rollover Account" shall mean that portion of an Account attributable to an Employee's Rollover Contributions, as established under Article IV.D and as adjusted by such other amounts properly credited or debited to it under
Article V.B.

     (33) "Top Heavy Plan" shall mean a plan defined in Article X.G.2.

     (34) "Trust Agreement" shall mean an agreement as amended, substituted or replaced from time to time, entered into between the Employer and the Trustee under which contributions will be received, held, invested and disbursed for the purposes of the Plan.

     (35) "Trustee(s)" shall mean the person or corporation(s) accepting the appointment of Trustee(s) and acting as such, including any successor Trustee(s).

     (36) "Trust Fund" shall mean all assets of any kind and value, both principal and income held and administered by the Trustee in accordance with the terms of the Trust Agreement.

     (37) "Valuation Date" shall mean any date upon which a valuation of the Trust Fund is made. Such valuation shall be made as of each June 30 and December 31 and such other times as the Employer may determine.

     (38) "Vested" or "Vested Interest" shall mean the right to receive benefits from this Plan as described in Article VI.A.

     (39) "Year of Eligibility Service" shall mean a twelve consecutive month period in which an Employee is credited with 1,000 or more Hours of Service. The first such period is the twelve consecutive month period commencing with an Employee's date of hire. The second such period is the Plan Year commencing within the first eligibility computation period. Each subsequent Plan Year shall be the measuring period for a Year of Eligibility Service.

     (40) "Year of Vesting Service" shall mean any Plan Year during which the Participant is an Employee of the Employer and completes 1,000 or more Hours of Service. For the Plan Year during which the Employee is first credited with an Hour of Service and the Plan Year in which the Employee's service is terminated by reason of retirement, termination or death, if the Employee earns less than 1,000 hours in such year, then he or she will receive 1/12 of a Year of Vesting Service for any month such Employee is credited with at least 83 Hours of Service.

     Only one Year of Vesting Service will be credited to an Employee in any computation period or year regardless of the number of Hours of Service in excess of 1,000 during that computation period or year.

     Years of Vesting Service shall include service before the Effective Date of the Plan; provided, however, that in determining the Years of Vesting Service the Committee may rely on the service records of the Employer or may require each Employer to certify the number of Years of Vesting Service.

                                  ARTICLE III
                            COVERAGE UNDER THE PLAN

A.   PARTICIPATION

     Each Employee who was a Participant on December 31, 1989 shall continue to be a Participant. Each other Employee shall become a Participant in the Plan on the later of (i) the Effective Date or (ii) the January 1 or July 1 next following the day the Employee attained age 20 and completed one Year of Eligibility Service.

     An Employee who meets the conditions set forth above may elect to have the Employer make contributions to his Pre-Tax Contribution Account (subject to the limitations of Article IV.B) effective as of any January 1 or July 1 following thirty days' written notice on such form as the Plan Administrator may approve.

     If an Employee does not elect to have the Employer make contributions to his Pre-Tax Contribution Account when first eligible to do so, such Employee may elect to have such contributions made on any subsequent January 1 or July 1 following thirty days' written notice on such form as the Plan Administrator may approve.

B.   TRANSFER IN EMPLOYMENT STATUS

     In the event that an Employee transfers from an affiliate or subsidiary which is not participating in this plan to an employment status which otherwise qualifies such Employee to become eligible to participate under the Plan, such Employee shall become a Participant in this Plan after meeting the requirements of Article III.A and may elect in writing on a form supplied by the Committee, to have the Employer make contributions to his Pre-Tax Contribution Account (subject to the limitations of Article IV) effective as of any January 1 or July 1 following thirty days' written notice to the Committee. Service of the Employee with an affiliate, subsidiary, or other corporation which is a member of a controlled group of corporations as defined in Code Section 414(b) or trades or businesses under common control as defined in Code Section 414(c) shall constitute service toward a determination of Years of Vesting Service and Years of Eligibility Service.

     In the event that an Employee transfers to an affiliate, subsidiary or other corporation which is not participating in the Plan, such an Employee shall no longer be eligible to be a Participant as of the date of transfer.

C.   TERMINATION AND REEMPLOYMENT

     A Participant who is reemployed following a One Year Break in Service shall again become a Participant the January 1 or July 1 following reemployment provided he otherwise meets the requirements of Article III.A.

     Notwithstanding the foregoing provisions of this Article III.C, if an Employee incurs one or more consecutive One Year Breaks in Service, and if he was Vested for a benefit under the Plan when he incurred the first One Year Break in Service, then there shall be added to the total of his Years of Vesting Service, after he has completed a Year of Vesting Service following the last of said consecutive One Year Breaks in Service, all of the Years of Vesting Service he has before he incurred the first One Year Break in Service.

     An Employee (i) who was not a Participant, (ii) who terminates employment and is reemployed, and (iii) who did not have a One Year Break in Service shall be treated as any other Employee considering such Employee's Hours of Service and Years of Eligibility Service.

     If an Employee incurs one or more consecutive One Year Breaks in Service and if he was not Vested for a benefit under the Plan when he incurred the first one Year Break in Service, there shall be added to the total of his Years of Vesting Service, after he has completed a Year of Vesting Service following the last of said consecutive One Year Breaks in Service, all of the Years of Vesting Service he had before he incurred the first One Year Break in Service if the number of consecutive One Year Breaks in Service is less than the aggregate number of Years of Vesting Service he had before the first such One Year Break in Service except if the number of consecutive One Year Breaks in Service is less than five.

                                 ARTICLE IV
                         ACCOUNTS AND CONTRIBUTIONS

A.   ACCOUNTS

     An Account shall be established on behalf of each Participant. A Participant's Account shall be comprised of his Pre-Tax Contribution Account, his Company Contribution Account, his Profit Sharing Account and Rollover Account, as applicable. Credits or debits to the Participant's Account shall be determined according to the provisions of this Article IV and Article V. The Account for each Participant shall be primarily for accounting purposes and shall not restrict the Trustees in managing and operating the Trust Fund as a single fund.

B.   CONTRIBUTIONS

     1. Pre-Tax Contribution. A Participant may elect in writing, on a form provided by the Committee, a Compensation reduction through payroll deduction in one percent (1%) increments by period but in no case an amount in excess of ten percent (10%) of the Participant's Compensation in a Plan Year. On or after July 1, 1990, the ten percent (10%) in the previous sentence shall be changed to fifteen percent (15%). The percentage reduction shall automatically apply to all Compensation as from time to time adjusted. A Participant's total contributions for the year may be in less than 1% increments if an adjustment is required to satisfy the requirement of 401(k) and 401(m) described in Article IV.B.3, the maximum benefit limit of Article IV.E.1 or the 415 limits of Schedule IV.B.2.

     2. Contribution and Allocation. Subject to the limitations set forth in Articles IV.B.3 and IV.E, the Employer shall contribute to the Trust Fund for each Plan Year:

         a.     Pre-Tax Contributions:

                The amount by which any Participant's Compensation has been reduced as set forth in Article IV.B.1 shall be allocated to such Participant's Pre-Tax Contribution Account.

         b.     Employer Matching Contributions:

                For each Participant during the Plan Year who is an Employee as of any Valuation Date and has completed 1,000 Hours of Service during the Plan Year, an amount equal to 50% of the first 3% of the Participant's Pre-Tax Contribution as set forth in Article IV.B.1 shall be allocated to each such Participant's Company Contribution Account.

         c.     Profit Sharing Contributions:

                Subject to the limitations set forth in Articles IV.B.3 and IV.E, the Employer may contribute to the Trust Fund for any Plan Year for each Participant, regardless of whether the Participant has made Pre-Tax Contributions to the Plan pursuant to Article IV.B.2.a, if the Participant as of the end of the Plan Year has completed 1,000 Hours of Service during the Plan Year and is still an active Employee at the end of the Plan Year, an amount to the Profit Sharing Account. This contribution may be made in an amount and manner as may be determined by the Board of Directors.

     Participants' Pre-Tax Contributions made under Article IV.B.2.a, Employer Matching Contributions made under Article IV.B.2.b and Profit Sharing Contributions made under Article IV.B.2.c shall be treated as Employer contributions for purposes of deductibility and tax treatment under the Code.

     If a Participant terminates by reason of death, disability or retirement, such Participant shall receive an Employer Matching Contribution and Profit Sharing Contribution if the number of Hours of Service completed by the Participant during the Plan Year equals or exceeds 83-1/3 times the number of months worked during such Plan Year.

     The Employer's contribution allocable to Participants' Pre-Tax Contribution Account shall be made to the Trust Fund as soon as administratively possible, but not later than thirty days following the end of the month in which the Participant would have otherwise received the Compensation with respect to which such contribution is made. The Employer's contribution to Participants' Pre-Tax Contribution Accounts shall be made regardless of whether Annual Net Earnings are sufficient to provide such a contribution.

     The Employer's contribution allocable to Participants' Company Contribution Account and/or Profit Sharing Account shall be made to the Trust Fund in one or more installments, but not less frequently than semi-annually.

     All Employer contributions shall be made in cash to the Trust Fund on or before the last day for filing the Employer's federal income tax return for such year, including any extensions of time granted for such filing.

     3. Adjustment of Contributions: Notwithstanding the preceding provisions of this section, to the extent deemed necessary by the Committee in order to maintain the tax-qualified status of the Plan under the rules set forth in Sections 401(k), 401(m), 415, and 404(a) of the Code, the amount of contributions made to the Trust Fund by the Employer and allocated to a Participant's Account may be reduced.

          a.   Limitations Due to Code Sections 401(k) and 401(m)

               A Participant's Pre-Tax Contributions, Company Contributions and Profit Sharing Contributions shall be subjected to the tests described below. If necessary to satisfy Sections 401(k) and 401(m) of the Code, the excess Employer Pre-Tax Contributions and/or the Company Contributions of a Highly Compensated Employee shall be adjusted as described below:

               i. Each Plan Year two "deferral percentages" shall be calculated for each Participant; one for the Pre-Tax Contribution Account and one for the Company Contribution Account. The deferral percentage is calculated by dividing the amount of Employer Contributions to the respective Account by the Participant's Gross Compensation for the Plan Year.

               ii. Each Plan Year the average deferral percentage for Highly Compensated Employees and the average deferral percentage for Participants who are not considered Highly Compensated shall be calculated.

                    The average deferral percentage in each case is the average of the percentages calculated under subsection (i) for each of the Employees who was a Participant at any time during the Plan Year in the particular group.

                    A Highly Compensated Employee is an Employee who performs service during the determination year and is described in one or more of the following groups:

                         (a)  An Employee who is a 5% owner, as defined in
                              Section 416(i)(1)(A)(iii), at any time during the determination year or the look-back year;

                         (b) An Employee who receives Compensation in excess of $75,000 (indexed in accordance with Section 415(d)) during the look-back year;

                         (c) An Employee who receives Compensation in excess of $50,000 (indexed in accordance with Section (d)) during the look-back year and is a member of the "Top-Paid Group" (as defined below) for the look-back year;

                         (d) An Employee who is an officer, within the meaning of Section 416(i), during the look-back year and who receives Compensation in the look-back year greater than 50% of the dollar limitation in effect under Section 415(b)(1)(A) for the calendar year in which the look-back year begins. For this purpose, no more than fifty (50) Employees (or if less, the greater of three Employees or ten percent of the Employees) shall be treated as officers. If no officer received compensation in excess of 50% of the annual benefit limit, the highest paid officer must be considered Highly Compensated; and

                         (e)  An Employee who is both described in paragraph
                              (i), (ii), (iii) or (iv) above when these paragraphs are modified to substitute the determination year for the look-back year and one of the 100 Employees who receive the most Compensation from the Employer during the determination year.

                         For purposes of the definition of Highly Compensated
                         Employee:

                         (a) The determination year is the Plan Year for which the determination of who is Highly Compensated is being made.

                         (b) The look-back year is the 12-month period immediately preceding the determination year, or, if the Employer elects, the calendar year ending with or within the determination year.

                         (c)  Compensation is Compensation within the meaning of
                              Section 415(c)(3) including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

                         (d)  Employers aggregated under Section 414(b), (c),
                              (m), or (o) of the Code are treated as a single Employer.

                         The "Top Paid Group" consists of the top 20% of Employees when ranked on the basis of Compensation during the Plan Year. To determine the number of Employees to include in the Top Paid Group, the following Employees are excluded:

                         (a)  Former Employees;

                         (b)  Those with less than six months of service;

                         (c)  Those who work less than 17-1/2 hours per week;

                         (d) Those who normally work less than six months per year;

                         (e) Those who are covered by a collective bargaining agreement;

                         (f)  Those under age 21; and

                         (g) Those who are non-resident aliens without U.S. Compensation.

                         A "Non-Highly Compensated Employee" is any Employee who is not a Highly Compensated Employee.

                         If an Employee is a family member of either a 5% owner or one of the top 10 (when ranked by Gross Compensation) Highly Compensated Employees, then such Employee's Gross Compensation and contributions are aggregated with such family members Gross Compensation and contributions and treated as one Plan Participant for purposes of the above definition.

                         A family member, with respect to any Employee, is such Employee's spouse, lineal ascendants or descendants, or the spouses of any lineal ascendants or descendants.

                    iii. If the requirements of either paragraph (a) or (b) are satisfied, then no further action is needed under this section:

                         (a) The average deferral percentage for Highly Compensated Employees is not more than 1.25 times the average deferral percentage for Participants who are not considered Highly Compensated.

                         (b) The excess of the average deferral percentage for Highly Compensated Employees over the average deferral percentage for Participants who are not considered Highly Compensated is not more than two percentage points, and the average deferral percentage for Highly Compensated Employees is not more than 2.0 times the average deferral percentage for Participants who are not considered Highly Compensated.

                         At the discretion of the Board, this Plan may be tested on its own as set forth above, provided the Plan otherwise meets the requirements of Section 410(b) of the Code, or this Plan may be tested together with all other similar plans maintained by the Employer.

                    iv. If neither of the requirements of subsection (iii) is satisfied with respect to either the Pre-Tax Contribution Account or the Company Contribution Account, then the appropriate contributions with respect to Highly Compensated Employees shall be reduced, beginning with the contributions representing the highest percent of Compensation, to the extent necessary to meet the requirements of paragraph iii(a) or iii(b), whichever is met first. An adjustment may be made before the end of the Plan Year in the rate of contributions being deposited for any Highly Compensated Employee. The amount of such adjustment may be determined solely at the discretion of the Committee. An adjustment may be made at any time without regard to the limitations of Article IV.E.


                    v. This subsection applies for Plan Years beginning January 1, 1989 and after.

                         If for any Plan Year:

                         (a) the average deferral percentage for Highly Compensated Employees in the Pre-Tax Contribution Account exceeds 1.25 times the average deferral percentage for all other Participants in the Pre-Tax Contribution Account, and

                         (b) the average deferral percentage for Highly Compensated Employees in the Company Contribution Account exceeds 1.25 times the average deferral percentage for all other Participants in the Company Contribution Account, then the following "non-Highly Compensated sum" and "Highly Compensated sum" will be calculated.

                         The "non-Highly Compensated sum" is equal to:

                         (a) 1.25 times the greater of the average deferral percentage of Participants not considered Highly Compensated under the Pre-Tax Contribution Account or the Company Contribution Account, plus

                         (b) Two times the lesser of such average deferral percentages, with a maximum difference of 2.0.

                         The "Highly Compensated sum" shall be equal to the sum of the average deferral percentages of Highly Compensated Employees under the Pre-Tax Contribution Account and the Company Contribution Account.

                         If the "Highly Compensated sum" exceeds the "non-Highly Compensated sum" then, at the Committee's discretion, either Employer contributions to the Pre-Tax Contribution Account or the Company Contribution Account will be reduced in accordance with subparagraph
                         iv. above until the "Highly Compensated sum" does not exceed the "non-Highly Compensated sum".

          To the extent any contributions to the Plan are reduced and are required to be refunded as of the end of a Plan Year, the excess contributions with investment gains attributable thereto shall be refunded to the Participant by March 15, or as soon as possible thereafter following the close of the Plan Year in which such excess occurred. To the extent any refunds are required to reduce a Participant's deferral percentage, the amount to be refunded shall be reduced by the amount of any Excess Deferrals refunded under the provisions of Article IV.F.1.

          To the extent either Pre-Tax Contributions or the Company Contributions are reduced, (i) the excess contributions with investment gains attributable thereto shall be refunded to the Participant no later than March 15 following the close of the Plan Year in which such excess occurred and (ii) such Contributions described in Article IV.B need not be in one percent increments.

          Failure to correct excess contributions by the close of the Plan Year following the Plan Year for which they were made will cause the cash or deferred arrangement to fail to satisfy the requirements of Section 401(k)(3) for the Plan Year for which the excess contributions were made and for all subsequent years they remain in the trust. Also, the Employer will be liable for a 10% excise tax on the amount of excess contributions unless they are corrected within 2-1/2 months after the close of the Plan Year for which they were made.

     4. Employer to Certify Contributions: The Employer shall certify to the Trustee the amount of its contributions to the Trust and such Employer's certification shall be conclusive. In the event that the Employer is unable to determine the correct amount of its contribution within the time required for payment under the provisions of the Code or the applicable regulations and rulings, then it shall pay an estimated amount. Any deficiency shall be paid as soon as determined.

     5. Contributions Irrevocable: The Employer's contributions to the Trust Fund shall be irrevocable except to the extent permitted by the Act or Code for reasons of mistake of fact, disallowance of all or part of a contribution as a tax deduction under the Code, or correction of the amount of contribution to avoid excise tax under the Code. The return of contributions due to mistake of fact shall be within one year of the original contribution deposit. The return of contributions due to disallowance as a deduction shall occur within one year of the disallowance. All contributions to and assets of the Trust Fund shall be for the exclusive benefit of the Participants and their

     Beneficiaries; provided, however, assets of the Trust Fund may be used to defray reasonable expenses of administering the Plan and Trust, if not paid by the Employer.

C.   CHANGES IN CONTRIBUTIONS

     A Participant may elect in writing, on a form supplied by the Committee, to change the rate of Compensation reduction and Pre-Tax Contributions as described in Article IV.B. Changes will be allowed as of any January 1 or July 1 following thirty days' written notice to the Committee.

     A Participant may elect in writing, on a form supplied by the Committee, to suspend all Pre-Tax Contributions at any time during a Plan Year. The suspension will be effective on the first day of the month following thirty days' written notice to the Committee of the suspension.

     A Participant who suspends compensation reductions may elect in writing, on a form supplied by the Committee, to begin compensation reductions again effective as of any subsequent January 1 or July 1 following thirty days' written notice to the Committee.

D.   ROLLOVER CONTRIBUTIONS

     Rollover Contributions may be made by an Employee to the Trust Fund within sixty days of the date such amount is received by the Employee. With the approval of the Committee, Rollover Contributions may also be made by direct transfer to this Plan from the trust of another plan qualified under Code
Section 401(a) including the Employee Stock Ownership Plan maintained by the Employer. The term "Rollover Contribution" is defined as a contribution of:

          a. Any portion of the balance to the credit of an Employee in a qualified employees' trust or annuity plan paid to such Employee or, in the case of a direct transfer from the trust of another qualified plan, payable in one or more distributions which qualify for treatment as a rollover amount under Section 402(a)(5) of the Code, or

          b. The entire amount in an Individual Retirement Account or Individual Retirement Annuity (as defined in Section 408 of the
               Code) maintained for the benefit of the Employee making the Rollover Contribution, which amount has been distributed from such Individual Retirement Account or Individual Retirement Annuity. Such amount will constitute a Rollover Contribution only if the amount in such Individual Retirement Account or Individual Retirement Annuity is solely attributable to a rollover contribution from either a trust described in Section 401(a) of the Code or an annuity plan described in Section 403(a) of the Code, plus the earnings thereon.

          c. The term Rollover Contribution does not include any amount which would cause the Plan to be considered a "transferee plan" within the meaning of Code Section 401(a)(11).

               Upon retirement or termination of employment, a Participant in this Plan may make a Rollover from the Employee Stock Ownership Plan maintained by the Employer if, and only if, such Participant maintains an Account in this Plan.

          A Rollover Account shall be established under the Plan for an Employee making a Rollover Contribution, and the Rollover Contribution shall be allocated to such Rollover Account. The Rollover Account shall always be one hundred percent (100%) vested. An Employee shall elect, on a form provided by the Committee, the percentage of the Rollover Contribution which will be invested in any subfunds within the Trust Fund.

E.   LIMITATIONS

     1. Limitation of Pre-Tax Contributions. Notwithstanding any other provisions of this Plan to the contrary, the total Pre-Tax Contributions made by a Participant to this Plan and any other plan required to be aggregated under Section 402(g) of the Code in which he participated during his taxable year may not exceed $7,000 (or such higher amount as may be established under Section 402(g) of the Code) for such taxable year.

          In the event this limit is exceeded with respect to any Participant, the Participant must notify by March 1 following the close of the Participant's taxable year either the Employer or the employer sponsoring any other affected plan (at the Participant's discretion) of the Excess Deferrals. "Excess Deferrals" are the Participant's Pre-Tax Contributions to this Plan and any other affected plan in excess of the $7,000 (or such higher amount allowed) limit. The excess amount shall be eliminated by returning to such Participant, to the extent necessary, his Pre-Tax Contributions with investment gains attributable to such excess no later than the April 15 following the close of such taxable year.

     2. Limitation of Annual Additions for This Plan. Notwithstanding any other provision of this Plan to the contrary, the Annual Addition to a Participant's Account (exclusive of Rollover Amounts under Article IV.D) for any Limitation Year shall not exceed the lesser of:

          a. 25% of the Participant's Net Compensation (as defined in regulations under Section 415(c)(3) of the Code but specifically excluding all amounts which a Participant elects to defer in the Plan Year as a Pre-Tax Contribution for such year, or

          b. $30,000 (or such higher amount for the Limitation Year as may be established by regulations under Section 415(d) of the Code).

          The Limitation Year shall be the Plan Year.

          "Annual Addition" shall mean the sum for the Limitation Year to which the allocation pertains (whether or not allocated in such year) of:

          a. Employer contributions to the Plan as set forth in Article IV.B.2.a, Article IV.B.2.b and Article IV.B.2.c; and

          b.   Forfeitures; and

          c. Amounts allocated, after March 31, 1984, to an individual medical account, as defined in section 415(1)(1) of the Code, which is part of a defined benefit plan maintained by the Employer, and amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee, as defined in Section 419A(d)(3), under a welfare benefit fund, as defined in Section 419(e), maintained by the Employer.

          In the event that a reasonable error was made in estimating a Participant's Compensation or other limited facts and circumstances which the Internal Revenue Service finds to be applicable, any amount which would otherwise be allocated which would result in the Annual Addition limitation being exceeded with respect to any Participant, the excess amount shall be eliminated first, by returning to such Participant, to the extent necessary, the contributions to his or her Pre-Tax Contribution Account; and second, by holding any remaining excess in a Limitation Account to be reallocated among the Accounts of Participants pursuant to Article IV.B.2.b and Article IV.B.2.c as of the last day of each succeeding Plan Year until the excess is exhausted, provided that the Annual Addition limit with respect to any Participant may not be exceeded in any Limitation Year and provided further that no allocation of contributions which would be applicable to the Annual Addition may be credited to such Participant's Account until such excess has been exhausted.

     3. Aggregation of Benefits from Defined Benefit and Defined Contribution Plans. After a Participant's benefits have been adjusted (if necessary) to comply with this Article IV.E, then the sum of (a) and (b) will be computed in accordance with the rules under Code Section 415(e):

          a. The Participant's benefit from the Employer's defined benefit program(s) divided by the lesser of (a) 1.25 multiplied by the dollar limitation in effect under Section 415(b)(1)(A) of the Code for such year and (b) 1.40 multiplied by the maximum benefit in effect under Section 415(b)(1)(B) of the Code for such year.

          b. The sum of the Annual Additions to the Participant's account balance under the Employer's defined contribution program(s) divided by the sum of the lesser of the following amounts determined for such Limitation Year and each prior Year of Vesting Service (a) 1.25 multiplied by the dollar limitation of Code Section 415(c)(1)(A) and (b) 1.40 multiplied by the maximum addition under Code Section 415(c)(1)(B).

          If the sum exceeds 1.0, the Participant's benefits under this Plan will be reduced until the sum does not exceed 1.0 by returning contributions to the Participant in accordance with the procedures set forth in Article IV.E.2.

F.   RESTORATION PROCEDURES

     In the event that a Participant's Account was improperly excluded in any year from an allocation of Employer contributions pursuant to Article IV.B.2, such Participant's Account shall be restored to its correct status in an amount as follows:

          1. First, an amount which is computed on the same basis as was the allocation of Employer contributions which were properly allocated to Participants under Article IV.B.2 in each year for which restoration is necessary, and

          2. Second, an amount of Trust Fund income, gain or loss which is computed on the same basis as was the allocation of Trust Fund income, gain or loss which was properly allocated to Participants' Accounts under Article V.B in each year for which restoration is necessary.

     The Employer shall contribute an amount which is necessary to fully restore each improperly excluded Account, whether or not sufficient Annual Net Earnings existed in the applicable year to cover such additional contribution.

                                   ARTICLE V
                           INVESTMENT AND ALLOCATIONS

A.   INVESTMENT OF ACCOUNTS

     The Trustee shall be responsible for the investment of the assets of the Trust Fund as provided in the Trust Agreement. However, in no event will the Trustee be permitted to acquire Qualifying Employer Securities, if immediately after such acquisition the aggregate fair market value (as defined in the Code) of all Qualifying Employer Securities held by the Plan exceeds 100% of the fair market value of the assets of the Plan.

B.   ALLOCATION OF INCOME OR LOSS

     As of each Valuation Date, the net income and expenses of the Trust Fund and the increase or decrease in the current market value of the corpus of the Trust Fund for the valuation period shall be allocated to each Participant's Pre-Tax Contribution Account, Company Contribution Account, Profit Sharing Account, and Rollover Account in the same ratio as such Participant's accounts bear to the total of all Participants' accounts invested in the Trust Fund as of the Valuation Date. The basis for allocation will be the balance in the Participant's accounts as of the most recent Valuation Date reduced by any withdrawals, including distributions and loans, made during the period and increased by the time-weighted value of any additions to the Participant's account during the period, including any Employer contributions and loan principal repayments.

     The payment by the Trust Fund to a Participant of a withdrawal, distribution, or loan as of a Valuation Date shall follow the allocation and adjustments described in this Article V.B.

C.   SUBFUNDS

     1. Establishment of Subfunds. At the direction of the Employer, the Trustee may divide the Trust Fund into two or more subfunds which shall serve as vehicles for the investment of the individual accounts under the Trust Fund. Any such subfunds shall be managed either by the Trustee or by an investment manager or managers appointed by the Employer. The Employer shall determine with the advice of the Trustee and/or the investment manager, the general investment characteristics and objectives of each subfund. The Trustee or investment manager, as the case may be, shall have complete investment discretion over each subfund assigned to it, subject only to the general investment characteristics and objectives established for the particular subfund. The Employer shall have the power to direct that additional subfunds be established, and under uniform rules, to withdraw or limit participation in a particular subfund. In the event of the establishment of such subfunds, a segregation of the assets of the Trust Fund with regard to individual accounts shall be required to the extent of the investment elections made by Participants under Article V.C.2.

          The Trustee may establish, at the direction of the Employer, a subfund of the Trust which invests in common stock of the Company. The common stock to be acquired with contributions for investments in such subfund may be acquired from the Company or from existing stockholders of the Company in public transactions. Shares of common stock acquired from existing stockholders in public transactions shall be at then existing market prices and shares of common stock purchased from the Company shall be at fair market value, which shall be the closing sale price on the date in question of a share of common stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such common stock is listed or, if such common stock is not listed on any such exchange, the closing sale price with respect to a share of such common stock on the NASDAQ National Market System or any system then in use, or if no quotations are available, the fair market value on the date in question of a share of common stock shall be determined by the Trustee in good faith.

     2. Participant Elections. At the discretion of the Employer, and in accordance with rules and procedures established by the Employer and applied uniformly to Participants, the Employer may provide under the Trust Fund for investment elections by Participants. If the Employer so provides, a Participant may elect in writing, on a form provided by the Committee, the percentage of his accounts under the Trust Fund, in increments of 10%, which will be invested in any subfunds within the Fund. Two types of elections will be available: (i) the direction of future Pre-Tax Contributions to the Plan; and (ii) the re-allocation of existing account balances under the Plan. A

     Participant will be allowed to change such elections as of any January 1 or July 1 thirty days after the receipt of written election by the Committee.

                                   ARTICLE VI
                           VESTING AND DISTRIBUTIONS

A.   VESTING

     The term "Vested" or "Vested Interest" shall mean a nonforfeitable, noncontingent right of the Participant or his Beneficiaries to a present or future enjoyment of all or any part of any allocation to the Participant's accounts, including subsequent Employer contributions allocated thereto. Each Participant shall always be fully Vested in all amounts credited to the Participant's Pre-Tax Contribution Account, Rollover Account and Loan Account.

     Amounts credited to a Participant's Company Contribution Account and Profit Sharing Account shall become fully Vested when the Participant attains his Normal Retirement Date while an Employee, or upon his termination of employment by reason of death or Disability.

     Except as provided above, a Participant shall acquire a fully Vested Interest in his Company Contribution Account and Profit Sharing Account according to the following schedule:

                            Years of        Vested
                          Vesting Service  Percentage
                          ---------------  ----------

                           less than 1          0%
                             1 - 2             20%
                             2 - 3             40%
                             3 - 4             60%
                             4 - 5             80%
                            5 or more         100%

     All determinations required to be made as to the amount of a Participant's Vested Interest, except in the case of termination of the Plan, shall be made as of the Valuation Date immediately following the date on which such determination is required to be made.

     After a Participant's Vested Interest is determined because of termination of employment for whatever reason, such Vested Interest shall be distributed according to the provisions of Article VI.B.

     Any remainder of a terminating Participant's Company Contribution Matching Account and Profit Sharing Account which is not Vested in accordance with the foregoing vesting schedule shall be transferred to a Suspense Account. In the event more than one subfund exists as provided in Article V, the Committee shall determine which one subfund all Suspense Accounts shall be invested in regardless of Participant elections under Article V.C.2. The disposition of such Suspense Account shall be as follows:

          a. If the Participant has not been reemployed, the balance in the Suspense Account shall be forfeited as of the earlier of the last day of the Plan Year in which the Participant incurs a One Year Break in Service, or the date the Participant receives a distribution from the Plan due to termination of employment.

          b. Suspense Accounts shall share in the allocation of Trust Fund income or loss on every Valuation Date unless forfeited on or prior to such date.

          c. If the Participant is reemployed before incurring five consecutive One Year Breaks in Service, the amount originally transferred to the Suspense Account and such undistributed Vested Interest shall be credited to the Participant's Company Contribution Account as of his reemployment date. In the event the Participant is reemployed after the Suspense Account has been forfeited, the forfeited portion of his Account shall be restored. Such restored amount shall be provided first from the amount to be forfeited as provided under Article VI.A.d. below, and to the extent such amounts are insufficient, by an additional Company Contribution to the Plan.

          d. Forfeitures attributable to Company Contribution and Profit Sharing Accounts as of the last day of the Plan Year shall first be netted against any reinstatement in accordance with this
               Article VI.B.2.c. above. Any remaining amounts shall be used to reduce the Company Contribution and Profit Sharing Accounts which are described in Article IV.B.2.

          e. In the event more than one Employer adopts this Plan, only those amounts from the Accounts of its own former Employees shall be used as described above for each such Employer.


B.   DISTRIBUTIONS

     1. Time of Distribution. The distribution of a Participant's Vested Interest shall be made, or in the case of installment payment, shall commence within 60 days following the close of a Plan Year in which there occurs the latest of the following events:

          a.   Death of an actively employed Participant,

          b.   Disability of an actively employed Participant,

          c.   Termination or retirement of an actively employed Participant,

          d.   The Participant's Normal Retirement Date, or

          e. The Participant's or Beneficiary's written request for distribution.

          The amount of all distributions shall be determined as of the Valuation Date following receipt by the Administrative Committee of the Participant's or Beneficiary's written request for distribution on a form provided by the Administrative Committee. The Employer may permit distributions prior to the Valuation Date following receipt by the Committee of the Participant's or Beneficiary's written request for distribution, in which case the distribution shall be based on the prior Valuation Date account balance plus contributions and/or loan repayments since such date.

          The Administrative Committee shall direct the trustee to distribute the Participant's Vested Interest in his or her Account if such Vested Interest is $3,500 or less. The Administrative Committee shall not direct the Trustee to distribute any benefit if the total value is more than $3,500 unless such Committee has the receipt of a request from the Participant or Beneficiary except for such distributions as may be needed to be made on or after the Required Distribution Date.

          In the event no distribution is due because the Participant has no Vested Interest in any Account under the Plan, such Participant shall be considered as having received distribution of all amounts due from the Plan.

     2. Required Distribution Date. Notwithstanding the above, if a Participant whose employment has terminated has not submitted a written request for distribution prior to the April 1 following the Plan Year during which the Participant attained age 70-1/2, distribution shall be made as of such April 1.

          If a Participant is a 5% owner of the Employer within the meaning of Code Section 416(i) at any time during the five Plan Years ending with the Plan Year during which the Participant attains age 70-1/2, distribution shall be made not later than the April 1 following the close of the Plan Year during which such Participant attained age 70-1/2 whether or not the Participant has terminated at such time.

          For Plan Years beginning January 1, 1989 and after, distribution shall begin no later than the April 1 following the close of the Plan Year during which a Participant, regardless of ownership, attained age 70-1/2 whether or not the Participant has terminated at such time. However, if the Participant had attained age 70-1/2 as of January 1, 1988 and was not a 5% owner within the meaning of the preceding paragraph, this paragraph shall not apply.

          In the event distribution is due because of the death of the Participant, distribution shall begin within one year of the death of the Participant unless the Beneficiary is the Surviving Spouse (within the meaning of Article X.C) of the Participant, in which case such Surviving Spouse may elect to defer distribution until what would have been the date the Participant attained age 70-1/2. Such distribution will be reduced by any outstanding loan of the Participant at the time of his death. In the event of the death of the Surviving Spouse before distribution is made, the distribution shall begin within one year of the death of the Surviving Spouse. If the death of both the Participant and Surviving Spouse occurred before distributions began and there is no designated beneficiary, the entire interest of the Participant shall be distributed within five years after the death of the Participant and/or Surviving Spouse. If the Participant dies after distribution of such Participant's interest has commenced, the remaining interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

     3. Method of Payments. Distribution of benefits shall be made by the Trustee in a single sum payment or by installments. To the extent a Participant has directed the Trustees to invest in Qualifying Employer Securities, the Participant may elect to receive distributions of such account in cash or in shares. If the distribution includes shares, such distribution of Qualifying Employer Securities shall be in whole shares, issued in the name of the Participant, subject to the rights and obligations of such security holders generally, including any rights or restrictions imposed on such Qualifying Employer Securities. Fractional shares shall be converted to cash.

          If the distribution is in cash, the Qualifying Employer Securities shall be converted to cash at fair market value as defined in the Code.

          If the distribution is to be made in installments, they shall be substantially equal in amount and shall be made, in accordance with regulations issued under Code Section 401(a)(9) on a monthly, quarterly, semi-annual or annual basis, for a period not extending beyond either the Participant's life expectancy or the life expectancy of the Participant and his Beneficiary. If the Participant's Beneficiary is not his or her spouse, the period over which such payments are to be made shall be determined by reference to the applicable table of joint life expectancies set forth in Treasury Regulation Section 1.401 (a)(9)-2. Prior to April 1 of the calendar year following the calendar year during which the Participant attains age 70-1/2, such Participant may elect, in writing to the Plan Administrator, whether the life expectancies for the Participant and spouse are to be recalculated on an annual basis for purposes of determining the amount of each installment payment hereunder. Any such election shall become irrevocable as of the date specified above. If no such election is made, the life expectancies of the Participant and spouse shall not be recalculated on an annual basis. Any distribution made to a Participant after the required distribution date but prior to termination of employment shall be made in substantially equal monthly, quarterly, semi-annual or annual installments in amounts which would reasonably be expected to result in the Participant's Account balances, as of that date and as thereafter increased by subsequent contributions and Fund earnings with respect thereto, being distributed in accordance with the provisions of this Article VI.D.3. Any amount remaining in the Participant's Accounts on the date on which such Participant terminates employment shall be distributed in accordance with the other provisions of this Article VI.D.

     4. Loans. Loans to Participants shall be allowed if, and only if, the Committee determines that such loans are to be made.

          All loans shall be subject to uniform non-discriminatory rules established by the Committee within the following guidelines:

          a. The maximum amount a Participant may borrow will be 50% of the sum of the Participant's balance in his Pre-Tax Contribution Account, Rollover Account, Company Contribution Account and Profit Sharing Account.

          b. The minimum dollar amount a Participant may borrow will be $1,000 and the maximum will be $50,000.

          c. No loans shall be made from or against any Qualifying Employer Securities allocated to such Participant's Account.

          The $50,000 maximum loan limit is reduced by the maximum outstanding loan balance of the Participant during the last 12 months preceding the effective date of any new loan.

          Each such loan shall be evidenced by a written executed promissory note. Each loan shall be secured by a pledge of such Participant's Vested Interest in this Plan or such other security as deemed adequate by the Trustee at the date of issuance. Each loan shall be repayable according to a schedule determined by the Trustee at the date of issuance. Such schedule shall not be for a period greater than five years nor shall such period extend beyond the Participant's Normal Retirement Date.

          The interest rate to be charged on any loan shall be equal to the prime interest rate charged by such commercial lending institution as the Committee may select as of the first business day of the month preceding the month in which the loan proceeds are received.

          For the purpose of determining the extent to which a Participant's accounts are entitled to share in income, gains or losses of the Trust Fund, or of any subfund within the Trust Fund pursuant to Article V.C, the Participant's Company Contribution Account, Profit Sharing Account, Pre-Tax Contribution Account, as appropriate, shall be reduced by the unpaid balance of any outstanding loans.

          A Loan Account shall be established for each Participant receiving a loan disbursement. The Loan Account shall be adjusted by the amount of any principal repayments.

          In the event a Participant terminates employment with the Employer prior to repayment of the loan in full, any outstanding principal plus interest shall become due and payable upon termination. If a Participant does not repay the amount due in full, then he will be deemed to have elected a partial distribution equal to the outstanding amount due.

     5. Withdrawals While Employed: A Participant may request in writing, on an order for withdrawal form provided by the Committee a withdrawal of all or a portion of his Vested Interest under the Plan while still employed by the Employer subject to the terms and conditions of this Article VI.B.5. However, no withdrawal while employed may be made from any subfund invested in Qualifying Employer Securities.

          A withdrawal of the Participant's Vested balance from the Participant's Company Contribution Account, or the Pre-Tax Contribution Account, while still employed shall be available only after attaining age 59-1/2, or if before age 59-1/2, upon proof of financial hardship. A financial hardship withdrawal shall enable a Participant to meet immediate and heavy needs for which the Participant does not have other reasonably available sources of funds.

          Effective January 1, 1989, financial hardship withdrawals shall be allowed from the Participant's Pre-Tax contributions and investment earnings on those contributions through December 31, 1988. Financial hardship withdrawals shall be allowed from Pre-Tax contributions made after December 31, 1988 but shall not be allowed from investment earnings on the Pre-Tax Contribution Account after December 31, 1988.

          A Participant shall be presumed to have incurred a financial hardship for which other sources of funds are not reasonably available for the following reasons:

          a. Payment of uninsured medical expense described in Code Section 213(d) for the Participant, the Participant's spouse, or his dependents.

          b.   Purchase of a principal residence for the Participant.

          c. Payment of next term's tuition for post-secondary education for the Participant, the Participant's spouse, or his dependents.

          d. Payment necessary to prevent eviction or foreclosure on the Participant's principal residence.

          A Participant will not be deemed to have other reasonably available sources of funds if the Participant certifies that the financial hardship cannot be relieved through:

          a.   Reimbursement or compensation by insurance.

          b. Reasonable liquidation of the Participant's, the Participant's spouse, or his dependents assets.

          c.   Suspension of pre-tax contributions to the Plan.

          d. Distributions or loans available from any plan of the Employer or former employer.

          e.   Loans from commercial sources on reasonable commercial terms.

          In addition, such hardship withdrawal may not exceed the amount necessary to relieve the hardship.

          The Committee may rely on a notarized affidavit of a Participant which states that he has a financial need -- which is specified as to nature and amount -- and that he has no other funds which are reasonably available from other sources, except to the extent that the persons to whom the Committee has delegated the responsibility of administering this provision have actual knowledge that such representations are not true.

          Subject to such rules established by the Committee, a hardship withdrawal may be made from a Participant's vested balance in his or her Profit Sharing Account and/or Rollover Account. Withdrawals from the Profit Sharing Account may not include the amount of any profit sharing contribution made to the plan within the two years prior to the distribution.

          The amount of any withdrawal shall be determined as of the Valuation Date thirty days following receipt by the Committee of the Participant's written withdrawal request. Payment of the withdrawal amount to the Participant shall be made as soon as administratively possible following the Valuation Date.

     6.   Distributions With Respect to a Qualified Domestic Relations
          Order

          An alternate payee under a qualified domestic relations order as defined in Code Section 414(p) may elect to have the value of his or her benefit under the Plan paid at anytime regardless of whether the Participant is still actively employed as of such date and not otherwise currently entitled to benefit distributions, provided however, that payments made to the alternate payee before any date otherwise permitted by the Plan shall only be made in the form of a lump sum distribution, and, if the total value of the alternate payee's Account exceeds $3,500, only if the alternate payee consents in writing to such distribution.

          If the total value of the alternate payee's account exceeds $3,500 and such alternate payee elects not to receive a distribution, such alternate payee shall have his or her Account separated from the Participant's Account. In such event, the alternate payee shall have all the rights available to and be treated as a Participant who terminated employment as of the Valuation date the Account was separated or distinguished from the Participant's Account.

                                  ARTICLE VII
                       ADMINISTRATION AND NAMED FIDUCIARY

A.   PLAN ADMINISTRATION

     1. Appointment of Committee Permitted. The Employer shall be the Plan Administrator and shall assume those responsibilities and possess those rights set forth in this Article VII.A, provided however, in order to assist the Employer in the administration of the Plan, the Board reserves the power to create at any time hereafter by resolution, a Committee which shall be appointed and shall serve at the pleasure of the Board. Any member may resign by delivering his written resignation to the Board and to the Committee. Vacancies in the Committee arising by resignation, death, removal or otherwise, shall be filled by the Board. Names of the current members of the Committee are to be made available from the Employer.

     2. Powers and Duties. The Committee, if established by the Board, shall be the Plan Administrator, and shall have all powers necessary to carry out the provisions of the Plan as set forth in this Article VII.A. Any determination by the Committee shall be conclusive and binding on all persons, except as provided in the Plan.

     3. Organization and Operation of Committee. The Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or in writing without a meeting.

          The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee, in which event the Committee shall notify the Trustees in writing of such action and the name or names of its member or members so designated. The Trustees shall be instructed to accept and rely upon any documents executed by such member or members as representing action by the Committee until the Committee shall file with the Trustee a written revocation of such designation.

          The Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs, and may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of this Plan. The Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by it in good faith in relying upon any opinions or reports which shall be furnished to it by any such accountant, counsel, or other specialist.

     4. Records and Reports. The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan. The Committee shall notify the Trustees and the Employer of any action taken by the Committee, and when required, shall notify any other interested person or persons.

     5. Payment of Expenses. Unless otherwise determined by the Employer, the members of the Committee shall serve without compensation for services as such, but all expenses of the Committee shall be paid by the Employer but if not paid by the Employer shall be paid by the Trust. Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, fees of accountants, counsel, and other specialists, and other costs of administering the Plan.

     6. Immunity from Liability. No member of the Committee shall incur any liability for any act or failure to act, excepting only liability for his own gross negligence or willful misconduct.

          The Employer shall indemnify each member of the Committee against any and all claims, loss, damages, expense, and liability arising from any act or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.

          The provisions of this Article VII.A shall not relieve members of the Committee from any responsibility or liability for any responsibility, obligation, or duty they may have pursuant to the provisions of the Retirement Act or Code.

B.   NAMED FIDUCIARY, ADMINISTRATOR AND SERVICE OF LEGAL PROCESS

     The Employer shall be the named fiduciary and "administrator", as defined in the Retirement Act, and shall be responsible for the performance of all reporting, disclosure and other obligations required or permitted to be performed by the Plan Administrator under the provisions of the Retirement Act or Code. However, as set forth in Article VII.A, the Plan Administrator or a Committee may be appointed to perform some or all of the administrative functions.

     In any legal proceeding, including arbitration, involving the Plan, the Employer shall be the designated agent for service of legal process.

     The Trustees shall be the named fiduciaries with respect to the control, management and disposition of the assets of the Trust fund.

                                  ARTICLE VIII
                                TRUST AGREEMENT

     The Employer has entered or concurrently will enter into an agreement under which a Trustee shall receive, hold, invest and disburse the contributions of the Employer to the Trust Fund, all in accordance with the terms and provisions set forth in the Trust Agreement. The Employer, its directors, officers and the Plan Administrator shall not be liable for any loss or diminution of the Trust Fund.

     The Board of Directors of the Employer shall have the power to remove the Trustee and appoint a successor at any time in the manner set forth in the Trust Agreement.

                                   ARTICLE IX
                         AMENDMENT, TERMINATION, MERGER

A.   AMENDMENT

     It is the expectation of the Employer that it will continue the Plan and the payments of its contributions hereunder indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Employer, and the right is reserved by the Board at any time to reduce, suspend or discontinue its contributions hereunder. While the Employer may suspend its contributions hereunder without terminating the Plan, a discontinuance of contributions as defined by applicable provisions of the Code and the Retirement Act and regulations promulgated thereunder, will result in fully vesting the rights of the Participants of such Employer as if there were an actual termination of the Plan.

     Except as herein limited, the Employer may, by resolution of its Board, amend the Plan at any time to any extent that it may deem advisable. Upon delivery of such resolution to the Trustees, the Plan shall be deemed to have been amended in the manner set forth and Participants shall be bound thereby; provided, however:

     (1) that no amendment shall increase the duties or liabilities of the Trustees without their written consent;

     (2) that no amendment shall have the effect of vesting in the Employer any interest in or control over any of the Funds or properties subject to the terms of the Trust Agreement;

     (3) that no amendment shall have the retroactive effect so as to deprive any Participant of any benefit already accrued; and

     (4) that no amendment made after July 30, 1984 shall eliminate an optional form of distribution unless permitted by regulations issued under Code
          Section 411(d)(6); provided, however, that any amendment may be made retroactively which is necessary to bring the Plan into conformity with governmental regulations in order to continue to qualify the Plan for tax exemption.

B.   TERMINATION

     The Plan shall continue for such time as may be necessary to accomplish the purpose for which it was created but may be terminated at any time with respect to the Employer by action of its Board. Notice of such termination shall be given to the Trustee by an instrument in writing executed by the Employer and acknowledged in the same form as the Trust Agreement, together with a certified copy of the resolution of the Board of the Employer authorizing such termination. Upon such termination of the Plan with respect to the Employer, provided that the Trustee has not received instructions to the contrary, the Trustee shall liquidate the portion of the Trust applicable to such Employer and, after paying the reasonable expenses of the Trust, including expenses involved in the termination, distribute the balance thereof according to written directions from the Employer or the Plan Administrator.

     Upon termination or partial termination of the Plan with respect to the Employer, the rights of all Employees of such Employer to the amounts credited to the Participants' accounts, shall be nonforfeitable and administered and distributed to or for the benefit of the Participants and their Beneficiaries. In no event shall any part of the principal or income of the Trust Fund be paid to or for the benefit of the Employer, its successors or creditors.

C.   MERGER, CONSOLIDATION OR TRANSFER OF ASSETS TO OTHER PLANS

     In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant in the Plan shall receive a benefit immediately after the merger, consolidation, or transfer which is (if the Plan were then terminated) equal to or greater than the benefit such Participant would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan were then terminated).

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

A.   BENEFITS NOT ASSIGNABLE

     The benefits provided hereunder are intended for the personal security of persons entitled to payments under the Plan, and are not subject in any manner to their debts or other obligations, and such benefits may not be sold, transferred, assigned or encumbered in any manner, either voluntarily or involuntarily except as may be required by law. The preceding sentence shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order as defined in Code Section 414(p), or any domestic relations order entered before January 1, 1985.

B.   CONDITIONS OF EMPLOYMENT NOT AFFECTED BY PLAN

     The establishment and maintenance of the Plan will not be construed as conferring any legal rights upon any person to the continuation of employment with the Employer, nor will the Plan interfere with the right of the Employer to discharge any person from its employment.

C.   BENEFICIARIES

     1. Designation. Each Participant may, from time to time during his lifetime, designate the Beneficiary(ies) to receive the benefits which may be payable under the Plan in the event of his death. Each such designation will revoke all prior designations by such Participant and shall be in writing on a form provided for that purpose and filed with the Plan Administrator. Such designation may name one or more primary Beneficiaries.

          If a Participant dies on or after August 23, 1984 and such death occurs prior to the distribution of benefits under the Plan, such Beneficiary shall automatically be the Surviving Spouse of the Participant unless such Surviving Spouse consented in writing to the Participant's designation of an alternate Beneficiary, and such consent was witnessed by a Plan representative or notarized.

          Prior to the time the Committee accepts the designation of any non-Spouse Beneficiary, the Participant shall be provided with a written explanation of:

          (1)  the terms and conditions of death benefits under the Plan,

          (2) the Participant's right to make and the effect of an election to waive the Surviving Spouse as the Beneficiary,

          (3)  the rights of the Participant's Spouse, and

          (4) the right to make and the effect of a revocation of a previous election waiving the Surviving Spouse as Beneficiary.

          If the Participant establishes to the satisfaction of the Committee that a Spouse's written consent cannot be obtained because there is no Spouse or the Spouse cannot be located, the Spouse's consent requirements shall be waived.

          There shall be no limit on the number of times a Participant may change a Beneficiary designation in accordance with the above rules prior to the time of distribution.

     2. Disposition of Death Benefits on Failure to Designate Beneficiary. In the event a Participant shall fail to designate a Beneficiary to receive his death benefits, or having designated a Beneficiary, shall thereafter revoke such designation without naming another Beneficiary, or having named a Beneficiary, such designation shall fail, in whole or in part, by reason of the prior death of such Beneficiary or by reasons of the death of the Beneficiary and any contingent Beneficiaries before the receipt of all payments due, or for any other cause, the aforementioned death benefit of such Participant or the part thereof as to which such Participant's designation shall fail, as the case may be, shall be payable upon such failure to the Surviving Spouse of the Participant, if the Spouse shall then survive; but if not, then in equal shares to such of the Issue of the Participant as then survive Per Stirpes and not per capita; but if no Spouse or Issue then survive, then to the father and mother of such Participant in equal shares or all thereof to the survivor of them if only one parent then survives, then to such of the brothers and sisters of such Participant as then survive in equal shares; but if no Spouse, Issue, parent, brother or sister of the Participant shall then survive, then such death benefit or the part thereof as to which such Participant's designation shall fail, as the case may be, shall be paid to the executor or administrators of the estate of the deceased Participant.

          For purposes of this Article X.C "Surviving Spouse" and "Spouse" mean a spouse who has been married to the Participant for at least one year at the date of death and who survives the Participant. Also "Per Stirpes" means in equal shares among living children and the issue of deceased children, the latter taking by right of representation, and "Issue" means all natural or legal adopted children.

D.   FACILITY OF BENEFIT PAYMENT

     1. Applications Required for Benefits. Notwithstanding any provision of the Plan to the contrary, payment of benefits shall not commence under the Plan unless and until a proper application therefor shall have been filed with the Plan Administrator. Each application for benefits shall be in writing on a form provided by the Plan Administrator for such purpose and shall be filed with the Plan Administrator within the period, if any, specified in the applicable provisions of the Plan.

     2. Payment of Benefits to Persons under Legal Disability. Whenever and as often as any person entitled to payments hereunder shall be under a legal disability, or in the sole judgment of the Plan Administrator, shall otherwise be unable to apply such payments to his own best interest and advantage, the Plan Administrator, in his discretion, may direct all or any portion of such payment to be made to such person, to such person's legal guardian or conservator, or to such person's spouse or to any other person, to be expended for his benefit. The decision of the Plan Administrator shall, in each case, be final and binding upon all persons, and the Plan Administrator shall not be obliged to see to the proper application or expenditure of any payments so made. Any payments made pursuant to the power herein conferred upon the Plan Administrator shall operate as a complete discharge of the obligations under the Plan in respect thereof of the Employer, the Plan Administrator, and the Trustee.

E.   APPEALS PROCEDURE

     In the event the Plan Administrator determines that a person is not entitled to benefits or is not a Participant in this Plan, or if the Plan Administrator makes any decision or interpretation adversely affecting the right of any Participant or Beneficiary, written notice of such determination, decision or interpretation shall be given to such adversely affected person within 90 days after such determination, decision or interpretation. If special circumstances require an extension of time for processing, a decision shall be rendered as soon as possible but not later than 180 days after a claim for benefits. Such notice shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall set forth:

          (1) The specific reason or reasons for the determination, decision or interpretation;

          (2) Specific reference to the pertinent Plan provisions on which the determination, decision or interpretation is based;

          (3) A description of any additional material or information necessary for the adversely affected party to perfect his right or an explanation of why such material or information is necessary; and

          (4)  An explanation of the Plan's claim review procedures.

     In the event a Participant, Beneficiary or other interested person or party feels himself aggrieved by any determination, decision or interpretation of the Plan Administrator, except with respect to matters of investment of the Trust Fund or matters herein expressed to be within the discretion of the Employer, the Plan Administrator, or the Trustee, the aggrieved party or his authorized representative may file with the Plan Administrator in writing, within 60 days of receipt of notice of such determination, decision or interpretation, a request by the aggrieved party for a full and fair review by the Plan Administrator of the determination, decision or interpretation. The aggrieved party or his authorized representative may inspect all pertinent documents and may submit issues and comments in writing to the Plan Administrator. The Plan Administrator's decision, on review, shall be in writing, in a manner calculated to be understood by the aggrieved party, and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision by the Plan Administrator shall be made promptly and not later than 60 days after the Plan's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of a request for review.

     Any ambiguities arising on account of the interpretation rendered to Hours of Service, Years of Service, and One Year Break in Service, shall be resolved in the favor of the Participant.

F.   GENDER

     Wherever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words "hereof", "herein", or "hereunder", or other similar compounds of the word "here" shall mean and refer to the entire Plan and not to any particular paragraph or Section of this Plan unless the context clearly indicates to the contrary.

G.   TOP HEAVY PROVISIONS

     1. Effective Date. The provisions of this Article X.G may be effective only for the Plan Years commencing on and after January 1, 1984. The provisions of this Article X.G will be effective for any Plan Year if and only if the Plan is deemed to be a Top Heavy Plan for that Plan Year.

     2. Top Heavy Plan. The Plan is deemed to be a Top Heavy Plan for any Plan Year if, as of the Determination Date:

     a. The present value of accrued benefits for Key Employees is greater than or equal to 60% of the present value of accrued benefits for all Employees, and

     b. The Plan is part of a required aggregation group (as defined below) and the required aggregation group is top heavy.

          The "Determination Date" for any Plan Year is the last day of the preceding Plan Year. However, and notwithstanding the results of the 60% test, the Plan shall not be considered a Top Heavy Plan for any Plan Year in which the Plan is a part of a required or permissive aggregation group (as defined below) which is not top heavy.

          The "required aggregation group" of the Employer consists of each plan of the Employer in which a Key Employee participates in the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other plan of the Employer that enables any plan in which a Key Employee participates during the period tested to meet the nondiscrimination requirements of Sections 401(a)(4) and 410 of the Code are required to be aggregated for Top Heavy testing purposes and are considered the required aggregation group. All employers aggregated under Code Sections 414(b), (c), or (m) are considered a single employer.

          A "permissive aggregation group" consists of one or more plans that are not required to be aggregated, but which may be aggregated with a required aggregation group. A plan may be permissively aggregated only if the resulting aggregation group satisfies the requirements of Sections 401(a)(4) and 410 of the Code.

          The present value of accrued benefits consists of the total value of the Participant's Account plus the actuarial equivalent of the Participant's accrued benefit under any other Plan maintained by the Employer which is aggregated with this Plan. It also includes distributions from this Plan and the other aggregated plans made during the Plan Year containing the determination date and the four preceding Plan Years. For the Plan Years beginning January 1, 1985 and after, the accrued benefit for any individual who has not received any compensation (other than benefits under the plans) at any time during the five Plan Years ending on the determination date shall not be included in the present value of accrued benefits. Payments made to the Beneficiary of a Key Employee shall be treated as if made to a Key Employee.

          A Key Employee is any Employee or former Employee falling within the definition of key employee under Section 416 of the Code. Subject to such definition, an Employee or former Employee is deemed to be a Key Employee for the Plan Year if at any time during the Plan Year or the four preceding years the Employee is described by one of the following four items:

     a. An officer of the Employer having an annual compensation greater than 50% of the maximum annual limit in effect under Code Section 415(b)(1)(A) for such Plan Year. For purposes of this subsection, no more than fifty Employees (or, if less, the greater of three or ten percent of the Employees) shall be treated as officers.

     b. One of the ten Employees owning the largest interests in the Employer who has an annual compensation greater than the maximum annual addition amount in effect under Code Section 415(c)(1)(A) for such Plan Year. If two Employees have the same interest in the Employer, the Employee having greater annual compensation from the Employer shall be treated as having the larger interest.

     c.   A 5% owner of the Employer.

     d. A 1% owner of the Employer with W-2 compensation of more than $150,000.

     3. Compensation. If an Employee is a Key Employee for the Plan Year no more than $200,000 of Compensation or such larger dollar amount permitted under the Code shall be recognized for that Plan Year in the determination of benefits under the Plan.

     4. Maximum Benefits. If the Plan is deemed to be a Top Heavy Plan for the Plan Year for the purposes of determining the maximum benefits payable from this Plan and the defined benefit plan as described in Article IV.E.3, all instances of 1.25 (inferred through reference to Code section 415(e) ) in Article IV.E.3 are replaced with 1.00.

     5. Minimum Contribution. If the Plan is deemed to be a Top Heavy Plan for the Plan Year, all Participants who are not Key Employees are entitled to a minimum contribution for the Plan Year of 5% of Compensation. The Employer Contribution set forth in Article IV.B.4 shall provide the minimum contribution.

     6. Minimum Vesting. Notwithstanding the provisions of Article VI.A, if a Participant received contributions under the Plan pursuant to Article IV during a Plan Year in which the Plan was Top Heavy, such Participant's vested percentage in his Account shall not be less than the percentage determined in accordance with the following table:


                   Years of Vested Service  Vested Percentage
                   -----------------------  -----------------

                   Less than 2                      0%
                   2 but less than 3               20%
                   3 but less than 4               40%
                   4 but less than 5               60%
                   5 but less than 6               80%
                   6 or more                      100%


H.   APPLICABLE LAW

     The situs of the Trust hereunder is the State of Wisconsin, and the provisions hereof shall be construed, enforced, and administered in accordance with the Retirement Act and Code, and, to the extent applicable, the laws of the State of Wisconsin.